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                                                                    EXHIBIT 21

MFRI, Inc. has the following wholly-owned subsidiaries:

1.  Midwesco Filter Resources, Inc. (Delaware corporation)

2.  Perma-Pipe, Inc. (Delaware corporation)

Subsidiaries which in the aggregate would not be a significant subsidiary have been omitted.